January 14, 2009 Apple Media Advisory

Apple CEO Steve Jobs today sent the following email to all Apple employees:

Team,

I am sure all of you saw my letter last week sharing something very personal with the Apple community. Unfortunately, the curiosity over my personal health continues to be a distraction not only for me and my family, but everyone else at Apple as well. In addition, during the past week I have learned that my health-related issues are more complex than I originally thought.

In order to take myself out of the limelight and focus on my health, and to allow everyone at Apple to focus on delivering extraordinary products, I have decided to take a medical leave of absence until the end of June.

I have asked Tim Cook to be responsible for Apple’s day to day operations, and I know he and the rest of the executive management team will do a great job. As CEO, I plan to remain involved in major strategic decisions while I am out. Our board of directors fully supports this plan.

I look forward to seeing all of you this summer.

Steve

Press Contacts: Steve Dowling Apple dowling@apple.com (408) 974-1896 Katie Cotton Apple katiec@apple.com (408) 974-7269